UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

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VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

15521 Midlothian Turnpike Midlothian, Virginia (Address of principal executive offices)	23113 (Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 8, 2014, Village Bank and Trust Financial Corp. (the “Company”) received a letter from The Nasdaq Stock Market, LLC (“Nasdaq”) informing the Company of its failure to comply with Nasdaq Listing Rule 5550(a)(4), which requires that the Company have at least 500,000 publicly held shares to maintain a listing on the Nasdaq Capital Market. The number of publicly held shares was reduced as a result of the Company’s recently completed 1-for-16 reverse stock split.

Under Nasdaq’s listing rules, the Company has until September 22, 2014 to provide the Nasdaq staff with a specific plan to achieve and sustain compliance with all Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. If the plan is acceptable, the Nasdaq staff may grant the Company an extension of not greater than 180 days from the initial notification to regain compliance. If the Nasdaq staff rejects the Company’s plan, the Company will have the opportunity to appeal any decision to delist or issue a public reprimand to the Company.

The Company expects to submit a plan to Nasdaq to achieve and sustain compliance with all Nasdaq Capital Market listing requirements. The plan will likely contemplate several alternatives for regaining compliance, including executing on the Company’s previously disclosed goal to raise additional capital. On August 11, 2014, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission that included a presentation management intends to use in support of discussions with potential investors. The Company’s recently completed reverse stock split is one of a number of steps the Company has and will be taking in an effort to make the Company attractive to a wider spectrum of investors and position the Company for a successful capital raise. There can be no assurance that these strategies (or any alternative strategy) will be consummated, or accepted by the Nasdaq staff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: August 13, 2014	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Executive Vice President and CFO